EXHIBIT 10.1

AMENDMENT TWO TO THE EXECUTIVE SERVICE AGREEMENT Between INC Research Holding Limited And Alistair MacDonald

INC Research Holding Limited, River View, The Meadows Business Park, Station Approach, Blackwater, Camberley, Surrey GU17 9AB, United Kingdom (hereinafter “INC Research”)

and

Alistair MacDonald of Little Birches, Coronation Road, Ascot, Berkshire, SL5 9LQ (hereinafter “the Employee”)

Hereby agree as follows:

Amendment One, executed on January 20, 2015, is hereby deleted in its entirety and replaced by this Amendment Two.

Due to the Employee’s recent change in job title, effective 1st January 2015, the Executive Service Agreement, dated July 31, 2014, will be amended as follows:

1.	SALARY

The Employee’s salary shall be increased to £296,053.00 gross per annum subject to tax and Insurance and any other deductions required by law. The Employee’s salary will accrue on a day-to-day basis and will be payable monthly in arrears, on or about the 25th of every month. The Employee’s salary is paid in respect of the Employee’s duties both for the Company and any other Group Company for whom the Employee is required to work.

Please note this salary increase takes into account the annual merit increase for 2014.

2.	JOB TITLE

The Employee’s new title will be President and Chief Operating Officer.

All other terms and conditions of the Executive Service Agreement shall remain in full force and effect.

Signed on behalf of INC Research:	/s/ Christopher L. Gaenzle	Dated: 22 April 2015
Christopher L. Gaenzle
Director

Signed by the Employee:	/s/ Alistair Macdonald	Dated: 18 April 2015
Alistair MacDonald

2